Filed Pursuant to Rule 424(b)(7)

Registration No. 333-122149

PROSPECTUS SUPPLEMENT NO. 8

TO PROSPECTUS DATED DECEMBER 1, 2005

50,000,987

COMMON SHARES

This prospectus supplement supplements information contained in the prospectus dated December 1, 2005 covering resale by selling shareholders of 50,000,987 of our common shares. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our common shares involves risk. See “Risk Factors” beginning on page 2 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the caption “Selling Shareholders” in the prospectus is amended by adding the information below with respect to a person not previously listed in the prospectus or in any amendments or supplements thereto and by superseding the information with respect to a person previously listed in the prospectus with the information that is set forth below:

Name of Selling Shareholder	Prior to the Offering		Number of Common Shares Registered for Resale		After the Offering
	Number of Common Shares Beneficially Owned	Percentage of Common Shares Outstanding			Number of Common Shares Beneficially Owned	Percentage of Common Shares Outstanding
Senior Management, Their Transferees and Certain Other Holders:
Bernard Carballo[1]	733,558[2]	*	244,520	[3]	489,038	*

Kenneth Allen[4]	264,404[5]	*	24,775		239,629	*

*	Less than one percent of the Seagate common shares outstanding as of January 19, 2006.

1	Former Seagate employee.

2	Includes (i) 405,900 Seagate common shares held by Carballo Charitable, Ltd. and (ii) 327,658 Seagate common shares held by Carballo Ventures, Ltd. Mr. Carballo is the president of both Carballo Charitable, Ltd. and Carballo Ventures, Ltd. and exercises dispositive power over the Seagate common shares.

3	Includes (i) 80,690 Seagate common shares held by Carballo Charitable, Ltd. and (ii) 163,830 Seagate common shares held by Carballo Ventures, Ltd. Mr. Carballo is the president of both Carballo Charitable, Ltd. and Carballo Ventures, Ltd. and exercises dispositive power over the Seagate common shares.

4	Current Seagate employee.

5	Includes exercisable options to purchase 187,111 Seagate common shares held by Mr. Allen.

The date of this prospectus supplement is January 27, 2006.